EXHIBIT 99.2(b)

                                  AMENDMENT TO
                                     BY-LAWS

                                       OF

                         EATON VANCE MUNICIPALS TRUST II

                                December 13, 1993

Pursuant to ARTICLE XV of the BY-LAWS of Eaton Vance Municipals Trust II, (the "Trust") upon vote of a majority of the Trustees of the Trust SECTION 2. of
ARTICLE II of the BY-LAWS of the Trust was amended to read as follows:

SECTION 2. Election of Officers. The President, Treasurer and Secretary shall be chosen annually by the Trustees.

         Except for the offices of President and Secretary, two or more offices may be held by a single person. The officers shall hold office until their successors are chosen and qualified.

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